                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909



                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000

                                 [CITRIX LOGO]


           Zero Coupon Convertible Subordinated Debentures Due 2019
                               _________________

          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                        Principal Amount at Maturity                                 Number of
                                                         of Debentures Beneficially         Percentage of           Conversion
                                                                Owned That                    Debentures          Shares That May
                   Name                                        May Be Sold                   Outstanding              Be Sold
                   ----                                        -----------                   -----------              -------
Federated Insurance Series, on behalf of                      $  1,500,000                    0.18%                    10,545
 its Federated Equity Income Fund II
Nationwide Family of Funds, on behalf of                      $    450,000                    0.05%                     3,163
 its Nationwide Equity Income Fund
Ohio National Equity Income Portfolio, on                     $     50,000                    0.01%                       351
 behalf of its Ohio National Fund, Inc.
Federated Equity Income Fund, Inc.                            $ 57,000,000                    6.71%                   400,744
CIBC World Market International Arbitrage                     $  7,500,000                    0.88%                    52,729
 Corp.
Employee Benefit Convertible Securities                       $    925,000                    0.11%                     6,503
 Fund
Nations Capital Income Fund                                   $ 12,350,000                    1.45%                    86,827
Pacific Innovations Trust Capital Income                      $    925,000                    0.11%                     6,503
 Fund
Any other holder of Debentures or                             $137,095,000                   16.13%                   963,891
 future transferee from any such holder


                             _____________________

           The Date Of This Prospectus Supplement Is August 13, 1999.